EXHIBIT 99.1

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News from Great Lakes Dredge & Dock Corporation For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

Great Lakes Announces Shipyard Contract for 6,500 cubic yard Trailing Suction Hopper Dredge

OAK BROOK, Ill., June 9, 2020 (GLOBE NEWSWIRE) -- -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (NASDAQ:GLDD), the largest provider of dredging services in the United States announced today the execution of a definitive contract for the construction of a 6,500-cubic-yard-capacity Trailing Suction Hopper Dredge. With expected delivery in the 1st quarter of 2023, the vessel will complement the company’s existing six-dredge Hopper fleet, including the ATB Tug Douglas B. Mackie and 15,000-cubic-yard-capacity barge Ellis Island, which was delivered in the fourth quarter of 2017.

Lasse Petterson, Chief Executive Officer and President commented, “As the leader in the US Dredging industry, Great Lakes continues to strategically invest in its dredging fleet.  This highly automated new build vessel will increase the capabilities of our hopper fleet in the coastal protection and maintenance markets as well addressing specific needs in the growing offshore wind market.  We are proud to utilize American engineered and built engines, dredge pumps, technology and dredging installations to create a highly efficient and productive vessel to meet our nations’ maritime infrastructure needs.   The construction of this Jones Act qualified vessel, at peak construction, will create 150 high paying shipyard jobs and upon delivery the ship will be crewed by US citizen mariners. This vessel reinforces our commitment to the US Army Corps of Engineers and faith in the future of the US dredging market.”

The Company has contracted with Conrad Shipyard (“Conrad”) of Morgan City, LA for the construction of the new vessel, with an option to build an additional dredge, should market conditions warrant. Conrad will perform the detail design and construct the dredges at its Amelia, LA location based on a regulatory-level design provided by Great Lakes’ in-house engineering department in collaboration with C-Job Naval Architects.

Great Lakes’ 130 Year History of Innovation

In 1929 Great Lakes built one of the first privately owned hopper dredges in the United States, the ‘Michigan’ which was instrumental in creating the City of Chicago shoreline we know today.  The innovation endures with the construction of this new vessel, with a hopper capacity of 6,500 cubic yards, supporting the modernization and diversification of GLDD’s dredging fleet. The dredge will feature two 800mm suction pipes and will be able to dredge at depths of up to 100 feet, with principal dimensions of approximately 346 feet in length, 69 feet in breadth and 23 feet in depth and total installed horse power of 16,500. The new dredge will be well-suited to multi-use applications on various project types. It will be deployed for channel deepening, maintenance dredging, beach nourishment, and coastal restoration projects with short to medium distance transport requirements.

The dredge will be equipped with a direct high power pump-ashore installation, dredging system automation, dynamic positioning and tracking, US EPA Tier IV compliant engines, and additional features designed to minimize the impact of its dredging process on the environment.  The Tier 4-compliant engines significantly reduce the vessel’s climate footprint, while other incorporated features minimize turbidity and marine species entrainment.  Best-in-class accommodations feature single-occupancy staterooms, a workout room, and an innovative movie theater with raised seating that doubles as a training facility.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.